EXHIBIT 10.15

4LICENSING CORPORATION
NONSTATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT is made this 27th day of February, 2013 (the “Grant Date”) between 4Licensing Corporation, a Delaware corporation (the “Company”), and Duminda DeSilva (the “Optionee”).

WHEREAS, the Company desires to grant to the Optionee an option to purchase shares of common stock (the “Shares”) under the Company's Equity Incentive Plan (the “Plan”); and

WHEREAS, the Company and the Optionee understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Optionee being referred to in the Plan as a “Participant”).

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

1.	GRANT OF OPTION

The Company grants to the Optionee the right and option to purchase all or any part of an aggregate of 200,000 Shares (the “Option”) on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference.  The Optionee acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Option, and exercises of rights hereunder, shall be retained by the Company.  The Option granted herein is intended to be a Nonstatutory Option as defined in the Plan.

2.	PURCHASE PRICE

The purchase price of the Shares subject to the Option shall be $0.26 per Share, the Fair Market Value of the Shares as of the Grant Date.  The foregoing notwithstanding, the Optionee acknowledges that the Company cannot and has not guaranteed that the Internal Revenue Service (“IRS”) will agree that the per Share purchase price of the Option equals or exceeds the fair market value of a Share on the Grant Date in a later determination.  The Optionee agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the fair market value of a Share on the Grant Date, the Optionee shall be solely responsible for any costs or tax liabilities related to such a determination.

3.	EXERCISE OF OPTION

Subject to the Plan and this Agreement, the Option shall be exercisable as follows:

EXERCISE PERIOD

Number of Shares	Commencement Date	Expiration Date
66,666	Grant Date	Ten Years from Grant Date
66,666	1st Anniversary of Grant Date	Ten Years from Grant Date
66,667	2nd Anniversary of Grant Date	Ten Years from Grant Date

4.	ISSUANCE OF STOCK

The Option may be exercised in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice (or any other approved form of notice) to the Company.  Such written notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised, shall contain the warranty, if any, required under the Plan and shall specify a date (other than a Saturday, Sunday or legal holiday) not less than five (5) nor more than ten (10) days after the date of such written notice, as the date on which the Shares will be purchased, at the principal office of the Company during ordinary business hours, or at such other hour and place agreed upon by the Company and the person or persons exercising the Option, and shall otherwise comply with the terms and conditions of this Agreement and the Plan.  On the date specified in such written notice (which date may be extended by the Company if any law or regulation requires the Company to take any action with respect to the Option Shares prior to the issuance thereof), the Company shall accept payment for the Option Shares and shall deliver to the Optionee as soon as practicable thereafter an appropriate certificate or certificates for the Shares as to which the Option was exercised.

The Option price of any Shares shall be payable at the time of exercise as determined by the Company in its sole discretion either:

(a)	in cash, by certified check or bank check, or by wire transfer;

(b)
in whole shares of the Company's common stock, provided, however, that (i) if such shares were acquired pursuant to an incentive stock option plan (as defined in Code Section 422) of the Company or Affiliate, then the applicable holding period requirements of said Section 422 have been met with respect to such shares, (ii) if the Optionee is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended from time to time, and if such shares were granted pursuant to an option, then such option must have been granted at least six (6) months prior to the exercise of the Option hereunder, and (iii) the transfer of such shares as payment hereunder does not result in any adverse accounting consequences to the Company;

(c)
through the delivery of cash  or the extension of credit by a broker-dealer to whom the Optionee has submitted notice of exercise or otherwise indicated an intent to exercise an Option (a so-called “cashless” exercise); or

(d)	in any combination of (a), (b) or (c) above.

The Fair Market Value of the stock to be applied toward the purchase price shall be determined as of the date of exercise of the Option.  Any certificate for shares of outstanding stock of the Company used to pay the purchase price shall be accompanied by a stock power duly endorsed in blank by the registered holder of the certificate, with signature guaranteed in the event the certificate shall also be accompanied by instructions from the Optionee to the Company's transfer agent with respect to disposition of the balance of the shares covered thereby.

The Company shall pay all original issue taxes with respect to the issuance of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.  The holder of this Option shall have the rights of a stockholder only with respect to those Shares covered by the Option which have been registered in the holder's name in the share register of the Company upon the due exercise of the Option.

5.	FORFEITURE/CLAWBACK

If the Optionee breaches the terms of any noncompetition, nonsolicitation, confidentiality or similar covenants by which he is bound with respect to the Company or its Affiliates (the “Protective Agreement”), any grant, exercise, payment, delivery or transfer made pursuant to this Agreement during the period of the breach, or during the two (2) year period prior to the breach, of the Protective Agreement shall be rescinded.  The Company shall notify the Optionee in writing of any such rescission within one (1) year of the date it acquires actual knowledge of such breach.  Within ten (10) days after receiving such a notice from the Company, the Optionee shall pay to the Company the amount of any gain realized or payment received as a result of the grant, exercise, payment, delivery or transfer pursuant to the Option.  Such payment shall be made either in cash or by returning to the Company the number of Shares that the Optionee received in connection with the rescinded grant, exercise, payment, delivery or transfer.

Further and notwithstanding anything herein or in the Plan or in any other agreement to the contrary, if the Optionee is an executive officer of the Company, in the event of any accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws, any grant, exercise, payment, delivery or transfer made pursuant to this Agreement during the three year period preceding the date on which the Company is required to prepare an accounting restatement, or as may otherwise be mandated or modified under regulations promulgated pursuant to the Dodd-Frank Wall Street and Consumer Protection Act of 2010, shall be rescinded and subject to clawback.  Further, without limiting the foregoing, any grant, exercise, payment, delivery or transfer made pursuant to this Agreement which is subject to recovery under any other law, government regulation, stock exchange listing requirement or Company policy will be subject to such clawbacks or deductions as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy.

6.	NON-ASSIGNABILITY

This Option shall not be transferable by the Optionee and shall be exercisable only by the Optionee, except as the Plan or this Agreement may otherwise provide.

7.	NOTICES

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by registered or certified mail, return receipt requested, addressed as follows:

To the Company:	4Licensing Corporation
767 Third Avenue
17th Floor
New York, NY 10017
Attention: President

To the Optionee:	Duminda DeSilva

or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given when mailed in accordance with the foregoing provisions.

8.	GOVERNING LAW

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

9.	BINDING EFFECT

This Agreement shall (subject to the provisions of Paragraph 6 hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.

4LICENSING CORPORATION		OPTIONEE:

By:	/s/ Bruce Foster	/s/ Duminda DeSilva
Its:	CEO	Duminda DeSilva